150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

EMPIRICAL VENTURES, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors does hereby provide for the designation of a Class of preferred stock to be named "Class A Preferred Stock" (the "Class A Preferred Stock") consisting of Two Million, (2,000,000) shares, to the extent that the designation, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Class A Preferred Stock are not stated in the Articles of Incorporation, the Board of Directors does hereby fix and herein state and express such designation, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows: The Class A Preferred shares are Non Redeemable, Non Callable and Non Convertible. The holder of each share of Class A Preferred Stock shall be entitled to one hundred (100) votes per share held. The holders of the Class A Preferred Stock shall not have conversion rights to convert to Voting Common Stock (the "Class A Conversion Rights"). The holders of shares of Class A Preferred Stock shall not be entitled to receive dividends.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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